Exhibit 99.1
Investor Contact:
Chris Broquist
Chief Financial Officer
(480) 325-4358
chrisb@ypcorp.com

YP CORP. ELIMINATES DIVIDEND PAYMENTS AND ANNOUNCES UPDATED GUIDANCE FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2005

Company to Use Cash Reserves for Stock Repurchase Program and Company Growth

MESA, Ariz.-(BUSINESS WIRE)-October 12, 2005- YP Corp. (OTC BB: YPNT), a leading provider of Internet yellow pages and related services, announced that it will not pay a quarterly dividend for the fourth fiscal quarter ended September 30, 2005 and its board of directors does not expect to resume the declaration of dividends for the foreseeable future. This action will preserve approximately $500,000 in cash per quarter, which the Company expects to reinvest in its growth and the stock repurchase program. The Company announced its stock repurchase program in May 2005 and reacquired 601,250 shares of its common stock under the repurchase program during the fourth fiscal quarter for $558,901. Previously, the Company had paid six consecutive quarterly dividends of $.01 per share.

For the fiscal quarter ended September 30, 2005, the Company expects to report approximately $6,000,000 in net revenues and a loss of no more than $500,000, which will include one-time charges of approximately $292,000 for the accelerated final payments under certain consulting agreements to former officers and a final severance payment to the former COO. We are currently in process of closing our year and beginning the audit process. As such, financials will be made available at the time we file our Annual Report on Form 10-K, which we expect to file in December of this year.

About YP Corp.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package™ (“IAP”) that includes a Mini-WebPage™ and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company’s web site contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package™ (dial-up Internet access) and QuickSite™ (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association (YPIMA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ and Las Vegas, NV. For more information, visit the web site at www.YP.Com.

Forward-looking Disclaimer

This press release includes statements that constitute “forward-looking statements,” which include the company’s intent to continue with its stock repurchase program and grow the company. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. Specific forward looking statements contained in this press release include, without limitation, the Company’s expected earnings and filing date of its Annual Report. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to (i) the risk factors and cautionary statements made in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004; and (ii) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.